Exhibit 99.1

News Release

L.B. FOSTER REPORTS FOURTH QUARTER OPERATING RESULTS

INCLUDES RECORD ANNUAL SALES AND CASH FLOW

PITTSBURGH, PA, March 3, 2015 – L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported its fourth quarter 2014 operating results, including:

•	2014 [1]adjusted Q4 EPS increased 19.7% to $0.85 per diluted share

•	$4.8 million warranty charge, or $0.27 per share, recorded in Q4 bringing unadjusted diluted EPS to $0.58 in the quarter, an 18.3% decrease from Q4 of 2013

•	2014 adjusted full year EPS increased 6.0% to $3.02 per diluted share

•	Warranty charges totaling $9.4 million, or $0.54 per share, taken in 2014 bringing unadjusted diluted EPS to $2.48 per share

•	Record operating cash flow generated for the full year of $66.6 million

•	Fourth quarter sales increased 3.0% to a record $161.1 million

Income from continuing operations was $0.58 per diluted share, as the Company recorded a $4.8 million pretax warranty charge ($0.27/diluted share) related to concrete railroad ties. Fourth quarter operating cash flow was strong, generating $17.0 million compared to $11.4 million in the prior year fourth quarter. Sales were $161.1 million, 3.0% higher than the fourth quarter of 2013.

Fourth Quarter Results

•	Fourth quarter net sales of $161.1 million increased by $4.7 million, or 3.0%, compared to the prior year quarter due to a 13.3% increase in Tubular segment sales and a 6.6% improvement in Rail segment sales, partially offset by a 3.5% decrease in the Construction segment. The improvement in Tubular sales was due to our coatings business while the Rail sales increase was principally driven by Rail Technologies, Rail Distribution and Concrete Ties, partially offset by a decline in Transit sales. The Construction segment sales decline was due to a reduction in Piling Product sales.

•	Gross profit margin was 19.6%, unchanged from the prior year quarter. Gross margin declined in the Rail and Tubular segments and increased in the Construction segment. Included in the fourth quarter results is a $4.8 million warranty charge related to concrete railroad ties manufactured in our Grand Island, NE facility which was closed in February 2011. This charge was the result of a continuous review of the Company’s warranty obligations. Excluding this charge, gross profit would have been a strong 22.6%, representing an improvement of 300 basis points.

•	Fourth quarter income from continuing operations was $6.0 million, or $0.58 per diluted share, compared to $7.3 million, or $0.71 per diluted share, last year. Excluding the previously mentioned $4.8 million warranty charge, income from continuing operations would have increased 21.5% over prior year to $8.8 million, or $0.85 per diluted share. This adjusted increase over the prior year fourth quarter is due to improved profitability in our Rail and Construction segments.

[1]	Reconciliations of non-GAAP amounts are set forth on the attached financial tables.

•	Selling and administrative expense increased by $2.9 million, or 15.7%, due principally to acquisition related costs, personnel related costs, expenses from acquired businesses not owned during the prior year quarter, and costs incurred related to the preparation for, and identification of, a new enterprise resource planning system.

•	Fourth quarter bookings were $115.0 million, an 18.1% decrease from the prior year fourth quarter, due to 28.7% and 36.6% declines in Rail and Tubular segment orders, respectively, driven by reductions in our Coated Pipe and Concrete Tie divisions. Several large transit orders were booked in Q4 of 2013. December 2014 backlog was $184.4 million, slightly higher than December 2013.

•	The Company’s income tax rate from continuing operations was 37.5% compared to 37.0% in the prior year quarter. The income tax rate from continuing operations compares unfavorably to the prior year quarter principally due to increased nondeductible acquisition-related expenses in the current year quarter.

•	Cash flow from continuing operating activities for the fourth quarter of 2014 generated $17.0 million compared to $11.4 million of cash provided in the fourth quarter of 2013. Improved working capital management led to the increase.

CEO Comments

Robert P. Bauer, L.B. Foster Company’s President and Chief Executive Officer, commented, “The fourth quarter turned out to be a great finish to a year filled with milestones. The performance of the underlying business was very good. Excluding Concrete Tie warranty charges, we finished the quarter with income from continuing operations up by 21.5% over the prior year driven by gross profit margins improving 300 basis points. Several operational improvement programs drove the margin improvement combined with several divisions that had excellent years. Our adjusted pretax margins of 8.7% were stronger than expected in light of the acquisition expenses incurred in the fourth quarter.”

Mr. Bauer went on to say, “We completed the acquisition of Chemtec Energy Services, a metering and flow measurement systems company that serves the midstream market, followed closely by the acquisition of TEW Engineering, a rail and transportation industry solutions company based in the United Kingdom. Both of these acquisitions expand our served market in key segments that we have not previously served, and they give us two very good platforms for organic growth.”

Mr. Bauer concluded by saying, “The Company achieved record sales and operating cash flow in 2014, reaching $607 million in sales and $66.6 million in cash generated from operations. The Rail segment had a very good year as the freight and transit rail industries continue to invest in hardening and expanding their infrastructure. In 2015, our attention will turn to taking advantage of the opportunities provided by the recent acquisitions along with strengthening the company’s business systems to support the anticipated growth.”

Concrete Tie Warranty Litigation

The Company recorded a $4.8 million charge in the fourth quarter related to the ongoing warranty replacement program for concrete railroad ties, the majority of which are owned by the Union Pacific Railroad (UPRR). L.B. Foster furnished approximately 100,000 replacement ties during 2014. In addition, the Company has not settled the dispute over UPRR’s warranty claims asserted in 2013 or in 2014. Additionally, the UPRR has made claims for warranty related ties that the Company did not have an opportunity to rate prior to replacement. These circumstances have led to the adjustment to increase the warranty reserve in the fourth quarter.

In January, 2015 the UPRR filed a lawsuit in an Omaha, Nebraska state court against the Company seeking to recover unspecified incidental, consequential and other damages due to the Company allegedly breaching the tie supply agreement by failing to furnish replacements for all defective Grand Island ties. The Company believes UPRR’s claims are without merit and intends to vigorously defend itself. The Company continues to engage in discussions in an effort to resolve this matter, however, we cannot predict that such discussions will be successful, the results of the litigation with UPRR, or whether any settlement or judgment amounts will be within the range of our estimated accruals for loss.

Q4 Business Segment Highlights

($000’s)

Rail Segment

Rail sales increased 6.6% due principally to improvements in our Rail Distribution, Rail Technologies, Concrete Tie and Allegheny Rail Products businesses, partially offset by a decline in Transit Products sales. The 2014 gross profit margin was unfavorably impacted by the $4.8 million warranty charge. Excluding the charge, gross profit margins would have improved by 390 basis points. Several rail divisions experienced improved gross profit margins as a result of operational improvements, volume related efficiencies and favorable mix.

	2014	2013	Variance
Sales	$91,530	$85,824	6.6%
Gross Profit	$18,920	$18,840
Excluding Charge	$23,686	$18,840
Gross Profit %	20.7%	22.0%
Excluding Charge	25.9%	22.0%

Construction Segment

Construction sales decreased by 3.5% in the quarter due principally to sales reductions in the Piling division, partially offset by increased sales in our Bridge and concrete products businesses, including Carr Concrete which was acquired in July 2014. The Bridge business turned in another strong quarter and a record year regarding both sales and gross profit margins. Gross profit margins improved due to improvements in the Piling and Bridge businesses as well as a favorable sales mix.

	2014	2013	Variance
Sales	$59,747	$61,923	3.5%
Gross Profit	$10,565	$9,973
Gross Profit %	17.7%	16.1%

Tubular Segment

Tubular sales improved by 13.3% in the quarter due principally to sales of our fourth quarter 2013 acquisition within the Coated Products division. Tubular gross profit margins declined due principally to lower Coated Products margins, which was primarily due to the December shut down of our Birmingham AL coating facility which was retrofitted with new equipment intended to improve efficiency, quality and capacity of the plant. Our Ball Winch acquisition also reported lower margins due to less profitable jobs in the fourth quarter.

	2014	2013	Variance
Sales	$9,872	$8,711	13.3%
Gross Profit	$1,981	$2,218
Gross Profit %	20.1%	25.5%

Full Year Results

•	Net sales for 2014 increased by $9.2 million, or 1.5%, due to a 26.3% improvement in Tubular segment sales and a 3.0% increase in Rail segment sales, partially offset by a 6.7% decline in

Construction segment sales. The Rail segment sales increase was due to double digit sales increases in Rail Technologies, Allegheny Rail Products and Concrete Tie division sales. The Tubular segment sales improvement was driven by our Ball Winch acquisition. The Construction sales decline is principally due to Piling Products which experienced a shortage of product during much of 2014.

•	Gross profit margin was 20.0%, 60 basis points higher than the prior year. Included in the twelve month results are warranty charges totaling $9.4 million related to concrete railroad ties manufactured in our Grand Island, NE facility which was shut down in February 2011. [2]Excluding these charges, gross profit margin would have been 21.6% for 2014, or 220 basis points higher than 2013. This improvement was driven by profitability improvements in the Rail and Construction segments, partially offset by lower Tubular segment profitability.

•	Selling and administrative expense increased by $8.6 million, or 12.0%, due principally to personnel related costs, acquisition related expenses, expenses from acquired businesses not owned during the prior year period and costs related to the preparation for, and the identification of, a new enterprise resource planning system.

•	Income from continuing operations was $25.7 million, or $2.48 per diluted share, compared to $29.3 million, or $2.85 per diluted share, last year. The decline was due to the $9.4 million warranty charges taken in 2014. Excluding the charges, income from continuing operations would have been $31.2 million, or $3.02 per diluted share.

•	The Company’s income tax rate from continuing operations was 34.3%, compared to 33.6% in the prior year period. The increase in effective tax rate was primarily due to increased nondeductible acquisition-related expenses in the current year and the recognition of uncertain state tax positions during the prior year, partially offset by greater US domestic production activities deductions and a more favorable global mix of income.

•	Cash flow provided from continuing operating activities was a record $66.6 million for 2014, compared to $13.9 million in the prior year. The current year period was favorably impacted by improved working capital management compared to last year. Capital expenditures were $17.1 million compared to $9.7 million in 2013.

L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2014 operating results on Tuesday March 3, 2015 at 11:00 am ET. The call will be hosted by Mr. Robert Bauer, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page. The conference call can be accessed by dialing 877-474-9505 and providing access code 19360116.

This release may contain forward-looking statements that involve risks and uncertainties. Statements that do not relate strictly to historical or current facts are forward-looking. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. Actual results could differ materially from the results anticipated in any forward-looking statement. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, an economic slowdown in the markets we serve; the risk of doing business in international markets; our ability to effectuate our strategy including evaluating of potential

[2]	Reconciliations of non-GAAP amounts are set forth on the attached financial tables.

opportunities such as strategic acquisitions, joint ventures, and other initiatives, and our ability to effectively integrate new businesses and realize anticipated benefits; a decrease in freight or passenger rail traffic; the timeliness and availability of material from our major suppliers; sustained declines in energy prices; a lack of state or federal funding for new infrastructure projects; increased regulation including conflict minerals; an increase in manufacturing or material costs; the ultimate number of concrete ties that will have to be replaced pursuant to the previously disclosed product warranty claim of the Union Pacific Railroad and an overall resolution of the related contract claims as well as the outcome of the lawsuit filed by the UPRR; risks inherent in litigation and those matters set forth in Item 8, Footnote 20, “Commitments and Contingent Liabilities” and in Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2013 and reports on Form 10-Q thereafter. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company assumes no obligation and does not intend to update or revise these statements, whether as a result of new information, future events or otherwise, except as required by securities laws.

Contact:

David Russo	Phone:	412.928.3417	L.B. Foster Company
	Email:	Investors@Lbfoster.com	415 Holiday Drive
	Website:	www.lbfoster.com	Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Net sales	$161,149	$156,458	$607,192	$597,963
Cost of goods sold	129,544	125,847	485,601	482,024

Gross profit	31,605	30,611	121,591	115,939

Selling and administrative expenses	21,546	18,628	79,814	71,256
Amortization expense	1,191	1,010	4,695	3,112
Interest expense	137	109	512	485
Interest income	(99)	(165)	(530)	(659)
Equity in income of nonconsolidated investments	(459)	(424)	(1,282)	(1,316)
Other income	(377)	(101)	(674)	(1,054)

	21,939	19,057	82,535	71,824

Income from continuing operations before income taxes	9,666	11,554	39,056	44,115

Income tax expense	3,628	4,279	13,402	14,839

Income from continuing operations	6,038	7,275	25,654	29,276

Discontinued operations:
(Loss) Income from discontinued operations before income taxes	(14)	—	4	23
Income tax (benefit) expense	(5)	—	2	9

(Loss) Income from discontinued operations	(9)	—	2	14

Net income	$6,029	$7,275	$25,656	$29,290

Basic earnings per common share:
From continuing operations	$0.59	$0.71	$2.51	$2.88
From discontinued operations	(0.00)	—	0.00	0.00

Basic earnings per common share	$0.59	$0.71	$2.51	$2.88

Diluted earnings per common share:
From continuing operations	$0.58	$0.71	$2.48	$2.85
From discontinued operations	(0.00)	—	0.00	0.00

Diluted earnings per common share	$0.58	$0.71	$2.48	$2.85

Dividends paid per common share	$0.04	$0.03	$0.13	$0.12

Average number of common shares outstanding – Basic	10,240	10,186	10,225	10,175

Average number of common shares outstanding – Diluted	10,341	10,288	10,332	10,260

L.B. FOSTER COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$52,024	$64,623
Accounts receivable – net	90,178	98,437
Inventories – net	95,089	76,956
Current deferred tax assets	3,497	461
Prepaid income tax	2,790	4,741
Other current assets	4,101	2,000
Current assets of discontinued operations	—	149

Total current assets	247,679	247,367

Property, plant and equipment – net	74,802	50,109

Other assets:
Goodwill	82,949	57,781
Other intangibles – net	82,134	51,846
Investments	5,824	5,090
Other assets	1,733	1,461

Total Assets	$495,121	$413,654

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$67,166	$46,620
Deferred revenue	8,034	5,715
Accrued payroll and employee benefits	13,419	8,927
Accrued warranty	11,500	7,483
Current maturities of long-term debt	676	31
Current deferred tax liabilities	77	179
Other accrued liabilities	7,899	6,501
Liabilities of discontinued operations	—	26

Total current liabilities	108,771	75,482

Long-term debt	25,752	25
Deferred tax liabilities	10,945	11,798
Other long-term liabilities	13,765	9,952

Stockholders’ equity:
Class A Common Stock	111	111
Paid-in capital	48,115	47,239
Retained earnings	322,672	298,361
Treasury stock	(23,118)	(24,731)
Accumulated other comprehensive loss	(11,892)	(4,583)

Total stockholders’ equity	335,888	316,397

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$495,121	$413,654

This earnings release contains certain non-GAAP financial measures. These financial measures include gross profit margins excluding concrete tie costs and earnings per share from continuing operations excluding concrete tie costs. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of these measures excluding certain costs incurred in 2014. The costs incurred were associated with concrete ties manufactured at its Grand Island facility which was closed in 2011.

These non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company's financial information that is presented in accordance with GAAP. Quantitative reconciliations of the GAAP measures are presented below:

L.B. FOSTER COMPANY AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In Thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Gross profit margins excluding concrete tie charges	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Net sales, as reported	$161,149	$156,458	$607,192	$597,963
Cost of goods sold, as reported	129,544	125,847	485,601	482,024

Gross profit	31,605	30,611	121,591	115,939
Product warranty charges, before income tax	4,766	—	9,374	—

Gross profit, excluding certain charges	$36,371	$30,611	$130,965	$115,939

Gross profit percentage, as reported	19.61%	19.56%	20.03%	19.39%
Gross profit percentage, excluding certain charges	22.57%	19.56%	21.57%	19.39%

Income from continuing operations before income taxes excluding concrete tie charges	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Income from continuing operations, as reported	$9,666	$11,554	$39,056	$44,115

Product warranty charges, before income tax	4,766	—	9,374	—
Incentive compensation, before income tax	(358)	—	(702)	—

Income from continuing operations, before income taxes, excluding certain charges	$14,074	$11,554	$47,728	$44,115

Income from continuing operations (including diluted earnings per share) excluding concrete tie charges	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Income from continuing operations, as reported	$6,038	$7,275	$25,654	$29,276

Product warranty charges, net of income tax	3,032	—	6,047	—
Incentive compensation, net of income tax	(228)	—	(453)	—

Income from continuing operations, excluding certain charges	$8,842	$7,275	$31,248	$29,276

Diluted EPS from continuing operations, as reported	$0.58	$0.71	$2.48	$2.85

Diluted EPS from continuing operations, excluding certain charges	$0.85	$0.71	$3.02	$2.85

Average number of common shares outstanding – diluted, as reported	10,341	10,288	10,332	10,260

Average number of common shares outstanding – diluted, excluding certain charges	10,342	10,288	10,334	10,260